UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2022

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2401 N. Glassell Street, Orange, California	92865
(Address of principal executive offices)	(Zip Code)

(714) 921-8800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10	VOLT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2022, Craig R. Lewis was appointed Chief Revenue Officer of Volt Information Sciences, Inc. (the “Company”). Prior to joining the Company and since January 2021, Mr. Lewis, age 57, served as Senior Vice President of Revenue, North America, at Resources Global Professionals, the operating subsidiary of Resources Connection, Inc (“RGP”). From June 2017 through December 2020, he served as RGP’s Senior Vice President of Revenue, previous to which he served as RGP’s Regional Managing Director, Southeast since 2014.

In connection with Mr. Lewis’s appointment as Chief Revenue Officer, the Company entered into an Employment Agreement with him dated as of January 24, 2022, (the “Agreement”), that includes, among other things, the terms of his compensation.  Pursuant to the Agreement, Mr. Lewis’s base salary is $415,000 per year and he is eligible to earn an annual target incentive bonus of 60% of his base salary upon the Company’s achievement of certain financial performance goals (which amount will be pro-rated for time served during the 2022 fiscal year). Mr. Lewis will also receive a one-time cash bonus amount of $125,000 to be paid no later than May 31, 2022, subject to his continued employment with the Company through such date.

On or about January 31, 2022, Mr. Lewis will receive a sign-on equity incentive award consisting of restricted stock units with a total grant date value of $100,000 (the “Sign-On RSUs”). The Sign-On RSUs will vest ratably on each of the first three anniversaries of the grant date, subject to Mr. Lewis’s continued employment with the Company on each applicable vesting date. Mr. Lewis is also eligible to receive an annual long-term incentive award with a target value equal to 60% of his base salary at the time annual long-term incentive awards are granted to senior executives of the Company generally.

If Mr. Lewis’s employment is terminated by the Company without “cause,” or by Mr. Lewis for “good reason” as such terms are defined in the Agreement, Mr. Lewis will be entitled to receive the following benefits from the Company: (i) payment of his then-current base salary for a period of 12 months following the termination date, (ii) payment of a pro-rated annual bonus for the year of termination, subject to the achievement of the applicable performance goals, and (iii) an amount equal to the value of 6 months of COBRA payments.  Receipt of such benefits by Mr. Lewis is conditioned upon his execution of a general release in favor of the Company.  For a period of 12 months following the termination of his employment, Mr. Lewis will be subject to certain non-solicitation restrictions.

The foregoing description of the Agreement is qualified by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 attached hereto and is incorporated herein by reference in its entirety into this Item 5.02.

Mr. Lewis does not have any family relationships with any of the Company’s directors or executive officers and has no direct or indirect interest in any transaction with the Company that would qualify as a related party transaction under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Lewis and any other person pursuant to which he was appointed to the role of Chief Revenue Officer.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Volt Information Sciences, Inc. and Craig R. Lewis, dated as of January 24, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volt Information Sciences, Inc.

Date: January 27, 2022	By:	/s/ Nancy Avedissian
Nancy Avedissian
Senior Vice President, Chief Legal Officer and Corporate Secretary